UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2014

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Departure of Directors

On August 20, 2014, Raheel Zia resigned as a member of the Board of Directors of Benefitfocus, Inc. (the “Company”).

(d)	Election of Directors

On August 20, 2014, the Company’s Board of Directors (the “Board”) appointed Douglas A. Dennerline as a Class III director, to hold office until the Company’s 2016 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

The Nominating and Corporate Governance Committee of the Board conducted the search for director candidates. It has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills and independence. The Nominating and Corporate Governance Committee also considers diversity to be an additional desirable characteristic in potential nominees. After reviewing several director candidates, the Nominating and Corporate Governance Committee recommended Mr. Dennerline for appointment to the Board. Mr. Dennerline was also appointed to serve on the Audit Committee of the Board, along with Francis J. Pelzer V (Chair) and Stephen M. Swad. There are no related party transactions with respect to Mr. Dennerline and the Company, and the Company believes that Mr. Dennerline satisfies the independence requirements of Rule 5605(a)(2) of the NASDAQ Stock Market listing rules and Rule 10A-3 under the Securities Exchange Act.

On August 20, 2014, Mr. Dennerline entered into an Independent Director Compensation Agreement in substantially the form filed by the Company with the Securities and Exchange Commission as Exhibit 10.21 to its Form 8-K on June 23, 2014.

Mr. Dennerline is currently Chief Executive Officer of Alfresco Software, Inc. and was previously President and a director of SuccessFactors, Inc. Prior to joining SuccessFactors, Mr. Dennerline was Executive Vice President of Sales, Americas and EMEA for Salesforce.com, Inc. Mr. Dennerline holds a B.S. in Business Administration from Arizona State University.

A copy of the press release regarding the matters described above is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated August 20, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date:	August 20, 2014	/s/ Milton A. Alpern
Milton A. Alpern, Chief Financial Officer